Exhibit 10.1 SALE AND PURCHASE AGREEMENT BETWEEN Padachi M Venture Ltd (as Purchaser) AND Miao Duncan AND Miao Tai Wai, David (as Vendors)

THIS AGREEMENT is made on 6th day of March 2026.

BETWEEN:

(1)	Padachi M Venture Ltd , a company incorporated in British Virgin Islands (Company no.: 2141146), with its registered address at Conyers Trust Company (BVI) Limited, Commerce House, Wickhams Cay 1, Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser”);

(2)	Miao Duncan, (HKID no: K611218(8)), and having his residential address at 7A & B, Celestial Garden, 5 Repulse Bay Road, Hong Kong; and

(3)	Miao Tai Wai, David, (HKID no: E167043(7)), and having his residential address at Flat A, 27/F, Broadwood Park, 38 Broadwood Road, Happy Valley, Hong Kong (together with Mr. Miao Duncan, the “Vendors”),

(each a “Party” and collectively, the “Parties”).

WHEREAS:

(A)	Dumaine International Ltd (Company no.: 78039) (the “Target”) is an exempt private company limited by shares incorporated in the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands..

(B)	As at the date of this Agreement, (i) Mr. Miao Duncan is the legal and beneficial owner of 6.75 Class A shares of the Target owned by the, and (ii) Mr. Miao Tai Wai, David is the legal and beneficial owner of 1.50 Class B shares of the Target and 6.75 Class C shares of the Target, representing 15% of the total issued and paid-up share capital of the Target.

(C)	The Vendors has agreed to sell, and the Purchaser has agreed to purchase, (i) 6.75 Class A shares of the Target owned by the Mr. Miao Duncan (the “Sale Shares A”), and (ii) 1.50 Class B shares of the Target and 6.75 Class C shares of the Target owned by Mr. Miao Tai Wai, David (the “Sale Shares B”, together with the Sale Shares A, the “Sale Shares”), collectively representing 15% of the total issued and paid-up share capital of the Target , on the terms and subject to the conditions set out under this Agreement.

(D)	Upon Completion (as defined below), the Purchaser shall become the legal and beneficial owner of the Sale Shares.

NOW IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:

“Agreement” means this Agreement and schedules attached hereto, and includes all variations and supplements to the same as may be agreed in writing between the Parties from time to time;

“Business Day” means a day on which commercial banks are open for business in Hong Kong (other than Saturdays, Sundays or public holidays);

“Completion” means the completion of the sale and purchase of the Sale Shares pursuant to Clause 8;

“Completion Date” means the 10th Business Day immediately after the last of the conditions precedent set out in Clause 3 is fulfilled or waived by the Purchaser (if capable of being waived), or such other date as the Parties may agree in writing;

“Consideration” means the consideration for the purchase of the Sale Shares set out in Clause 4;

“Constitution” means the constitutive documents of the Target, as amended, modified or supplemented from time to time;

“Costs and Expenses” means all costs and expenses related to the transactions contemplated under this Agreement, including but not limited to legal costs incurred in the preparation of this Agreement and the professional fees in relation to the transactions contemplated under this Agreement;

“Encumbrances” means any form of legal, equitable, security or third party interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, adverse claim, rent-charge, claim, option, pre-emption rights, right to acquire, security arrangement, restriction, security interest, hypothecation, right of first refusal, preference arrangement (including title transfers and retention arrangements or otherwise) and any other encumbrance or condition whatsoever or any other contracts, agreements, arrangements, rights or obligations having similar effect;

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China;

“Long Stop Date” means March 31, 2026, or such other date as the Parties may agree in writing;

“Sale Debts” shall mean all of the Vendor’s rights, titles, interests and benefits in and to all the amounts owing from the Target to the Vendors as at Completion under the Vendors Contracts and any other contract, agreement, arrangement or otherwise;

“Sale Shares” has the meaning ascribed to it in the Recital (C);

“Taxation” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, including but not limited to any goods and services tax or other form of value added tax and stamp duty in each case, whether of Hong Kong or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the Target or any other person and all penalties, charges, costs and interest relating thereto;

“US$” means United States dollars, the lawful currency of the United States; and

“Vendors Contracts” means all contracts, agreements or arrangements (or portions thereof), including but not limited to any service, support (financial or otherwise), loan, guarantee, indemnification and other arrangements, between the Target and the Vendors.

1.2	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability hereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

1.3	References to “Recitals”, “Schedules” and “Clauses” are to the recitals, the schedules and the clauses of this Agreement.

1.4	Any reference to include or including shall be deemed to be followed by without limitation or but not limited to whether or not they are followed by such phrases or words of like import.

1.5	Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa; words denoting natural persons shall include bodies corporate, and words denoting any gender shall include all genders.

1.6	The headings in this Agreement are for convenience only and shall not affect the construction of any provision in this Agreement.

2.	SALE AND PURCHASE

2.1	Subject to the terms and conditions contained in this Agreement, and in particular to Clause 3, the Vendors shall, as legal and beneficial owner, sell and transfer to the Purchaser, and the Purchaser shall, relying on the representations, warranties and undertakings contained in this Agreement, purchase from the Vendors the Sale Shares, with all rights, title and interest in and to the Sale Shares attaching to them as at the Completion Date, free from all Encumbrances and including all rights, dividends, entitlements and distributions declared, made or paid on or after the Completion Date with respect to the Sale Shares.

2.2	The Vendors hereby waives any right of pre-emption or any other restrictions on transfer in respect of the Sale Shares and the Sale Debts conferred on him under the Constitution or otherwise and agrees to procure from such persons as may be necessary before Completion, the irrevocable waiver of any such right of pre-emption or restriction on transfer in respect of the Sale Shares and the Sale Debts conferred on any such other persons.

3.	CONDITIONS PRECEDENT

3.1	Subject to Clause 3.3, the obligations of the Parties under this Agreement are conditional upon, and Completion shall not take place until, all of the following conditions precedent have been fulfilled to the satisfaction of the Purchaser at its absolute discretion:

(i)	the Purchaser having obtained such approval(s) from its board of directors or shareholders (if necessary) in connection with this Agreement and the transactions contemplated herein as may be necessary;

(ii)	the Purchaser being satisfied, in its absolute discretion, with the results of the due diligence (whether legal, financial, contractual, tax, business or otherwise) carried out or to be carried out by the Purchaser and/or its advisers on the Target (the “Purchaser’s Due Diligence Investigations”);

(iii)	the rectification, or the procurement of such rectification, to the satisfaction of the Purchaser in its absolute discretion by the Vendors of all issues, irregularities, findings and matters uncovered during the Purchaser’s Due Diligence Investigations or otherwise on the Target which are capable of rectification, unless waived by the Purchaser in its absolute discretion. For the avoidance of doubt, the failure of the Vendors to rectify any such issue, irregularity, finding or matter shall be considered a material breach of this condition precedent on the part of the Vendors which is not capable of remedy;

(iv)	the discharge, release and extinguishment in full of any and all charges which the Target has granted in favour of any third party;

(v)	save for the Sale Debts, the Target having repaid or otherwise satisfying any and all liabilities and debts of and owing by the Target of any kind whatsoever;

(vi)	the Vendors having repaid or otherwise satisfying any and all liabilities and debts owing by the Vendors to the Target of any kind whatsoever;

(vii)	there is no breach by the Vendors of his representations, warranties, covenants, undertakings, obligations, guarantees and indemnities contained in this Agreement;

(viii)	each of the representations, warranties and undertakings by the Vendors remaining true, accurate and not misleading in any respect as at the date of this Agreement and the Completion Date, as if repeated on the Completion Date, and at all times between the date of this Agreement and the Completion Date;

(ix)	all approvals, consents and/or waivers as may be necessary or reasonably required by the Purchaser from any third party, governmental or regulatory body or relevant competent authority for the transactions contemplated under this Agreement, being granted or obtained by the Purchaser, the Vendors and/or the Target, and being in full force and effect and not having been withdrawn, suspended, amended or revoked before the Completion Date, and if such approvals, consents and/or waivers are granted or obtained subject to any condition(s), such condition(s) being acceptable to the Purchaser and if such condition(s) are required to be fulfilled before the Completion Date, such condition(s) being fulfilled before the Completion Date; and

(x)	the execution and performance of this Agreement by the Purchaser and the Vendors not being prohibited, restricted, curtailed, hindered, impaired or otherwise adversely affected by any relevant statute, order, rule, directive or regulation promulgated by any legislative, administrative, executive, judiciary or regulatory body or authority.

3.2	At any time on or before the Completion Date, the Purchaser may waive any of the above conditions precedent by written notice to the Vendors.

3.3	If any of the conditions precedent set out in Clause 3.1 above are not fulfilled on or before the Long Stop Date and such non-fulfilment is not waived by the Purchaser as set out in Clause 3.2 above, this Agreement shall ipso facto cease, lapse and determine with immediate effect and in that event, the Parties shall be released and discharged from their respective obligations under this Agreement other than the provisions of this Agreement which survive the termination of this Agreement and no Party shall have any claim against the other Party for costs, damages, compensation or otherwise under this Agreement, save for any claim by any Party against the other Party in respect of any antecedent breach of this Agreement. The Parties hereby undertake to use their best endeavours to ensure that the conditions precedent as set out in Clause 3.1 above are fulfilled as soon as reasonably practicable and in any event, by the Long Stop Date.

4.	CONSIDERATION

4.1	The Parties have agreed that the consideration for the Sale Shares A and the Sale Shares B shall be US$[*] and US$[*], respectively (the “Consideration”) as per following payment schedule

(i)	Upon signing agreement of US$[*] and US$[*], respectively;

(ii)	Remaining balance will be paid on completion date of US$[*] and US$[*], respectively.

4.2	The Consideration shall be payable by the Purchaser to the Vendors by way of electronic bank transfer or such other payment method as mutually agreed by the Parties on or before the Completion Date.

4.3	The Parties acknowledge that the Consideration has been agreed based on a valuation report dated January 30, 2026 prepared by Moore Transaction Services Limited. The Parties further acknowledge that, other than the Consideration, the Purchaser is not required to pay any amount or further consideration for the assignment of the Sale Debts by the Vendors to the Purchaser under this Agreement.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	The Vendors hereby represents, warrants and undertakes to and with the Purchaser the terms set out in Schedule 1.

5.2	The representations, warranties and undertakings given under or pursuant to this Clause 5, and the rights and remedies of the Purchaser in respect of any breach of the representations, warranties and undertakings shall not be affected or determined by Completion or by any other event or matter whatsoever, save where a specific and duly authorised waiver or release has been granted in writing by the Purchaser.

5.3	The representations, warranties and undertakings given under or pursuant to this Clause 5 shall be separate and independent and, save as expressly otherwise provided, shall not be limited by any provision in this Agreement. Each of the representations, warranties and undertakings given under or pursuant to this Clause 5 is and will be true, accurate, correct and not misleading in all respects as at the date of this Agreement and for each day up to and including the Completion Date (by reference to the facts and circumstances then subsisting) with the same force and effect as though made on and as at the Completion Date.

5.4	If after the signing of this Agreement and prior to the Completion Date:

(i)	it shall be found or it comes to the notice of the Purchaser or the Vendors that any of the representations, warranties and undertakings on the part of the Vendors under this Agreement has not in any respect been carried out or complied with or is otherwise untrue, inaccurate, incorrect or misleading in any respect (wherein, to the extent it comes to the notice of the Vendors thereof, the Vendors shall immediately notify the Purchaser in writing fully thereof prior to Completion); or

(ii)	any event shall occur or matter shall arise which affects or is likely to affect the assets, liabilities, business, prospects, shareholders’ equity, profits, losses, earnings, solvency, liquidity position, results of operations, position or condition, financial or otherwise, of the Target, the Purchaser shall be entitled (in addition to and without prejudice to all other rights and remedies available to it and its successors in title, including the right to claim damages) to notify the Vendors in writing of any such breach and/or event as mentioned in sub clauses (i) and (ii) above. The Vendors shall have the right to remedy such breach, if capable of being remedied, within a period of three (3) days from the date of receipt of such notice by the Vendors from the Purchaser. If the breach is not rectified within such period, the Purchaser shall be entitled to terminate or rescind this Agreement, provided however that failure to exercise this right shall not constitute a waiver of any other rights of the Purchaser or its successors in title arising out of any breach of any representation, warranty or undertaking.

6.	SPECIFIC COVENANTS AND UNDERTAKINGS OF THE VENDORS

6.1	The Vendors hereby covenants and undertakes to the Purchaser that on and from the date of this Agreement until and including Completion, unless with the prior written consent of the Purchaser, the Vendors shall procure that the Target:

(i)	shall not alter the constitutional documents of the Target;

(ii)	shall not carry on any business, operations, enter into any contract or commitment (whether orally or in writing) or to do anything which is either not in the ordinary course of business or not in furtherance of or to carry out the business of the Target;

(iii)	shall preserve and maintain in full force and effect its corporate existence and carry on the business of the Target so as to maintain the same as a going concern;

(iv)	shall not acquire the whole or any substantial part of the undertakings, assets or businesses of any other company or any firm or person or enter into any joint venture or partnership with any other person;

(v)	shall not make any loans or grant any credit;

(vi)	shall not enter into any guarantee, indemnity or surety;

(vii)	shall preserve and maintain its existing banking facilities;

(viii)	shall not enter into any transaction of a financial nature including incurrence of any borrowing under any existing or future banking and credit facilities and granting of any guarantee, indemnity, performance bond, lien, pledge, charge (including fixed and floating charge), mortgage or other security and the incurrence of any other form of indebtedness;

(ix)	shall not make any changes in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted by it;

(x)	shall not take or omit to take or agree or commit to take or omit to take any action that would make any representations, warranties and undertakings given under Clause 5.1 and/or this Agreement inaccurate in any respect as of any time prior to the Completion Date;

(xi)	shall not issue, allot or transfer or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any shares or debentures in the Target (including any options or rights of pre-emption or conversion) and that the Target will not enter into any agreement or arrangement for the foregoing;

(xii)	shall not, save with the prior written consent of the Purchaser in writing, declare, set aside, make or pay any dividend or other distribution in respect of its shares or purchase or redeem any of its shares;

(xiii)	shall not incur any capital expenditure or commitments which is not in the ordinary course of business;

(xiv)	shall not enter into any negotiation, arrangement, agreement, memorandum of understanding or other relationships with any third party:

(a)	in relation to or in connection with the sale of major assets and undertakings of the Target; or

(b)	which may materially and adversely affect the Vendor’s ability to perform their obligations under this Agreement and the transactions contemplated herein;

(xv)	shall not appoint any new director or employ any new employees;

(xvi)	shall not make any changes to the terms and conditions of appointment and employment or benefits of any of its directors and employees or terminate the appointment and employment of any such directors and employees;

(xvii)	shall not declare or pay any bonuses, profit sharing, or any form of additional compensation to any of its employees, officers or directors other than those required under relevant laws, employment contract, or any collective bargaining agreements in effect as at the date of this Agreement, or otherwise make any advances or other distribution of funds to any of its employees, officers or directors;

(xviii)	shall not issue or grant employee stock options, employee loans and other employee benefits and incentive schemes to its employees, officers or directors other than those required under laws, employment contract or any collective bargaining agreements in effect as at the date of this Agreement;

(xix)	shall not take or omit to take any action or step which may materially and adversely affect the business, condition (financial or otherwise), assets, prospects, performance, financial position, results or operations of the Target;

(xx)	shall comply with all applicable laws and regulations of Hong Kong or elsewhere to which the Target is subject, including but not limited to the rules and regulations of any regulatory authority in Hong Kong or elsewhere to which the Target is subject;

(xxi)	shall have all permits, licenses, extensions or renewals, insurance, and leases or ownership to movable and immovable properties thereof relevant to the business of the Target awarded to or validly issued in the name of the Target and/or authorized representative(s) of the Target, as the case may be, and if such permits, licenses, and extensions or renewals are subject to conditions, such conditions having been fulfilled and continue to be fulfilled;

(xxii)	shall not operate its business, properties, assets and undertakings without the necessary licenses and permits;

(xxiii)	shall not compromise, settle, release, discharge or compound any civil, criminal, arbitration or other proceedings, or any liability, debt, claim, action, demand or dispute; or cancel or waive any right in relation to any of the foregoing; and

(xxiv)	shall not enter into any contract, agreement or arrangement to do any of the acts or matters set out in Clause 6.2(i) to Clause 6.2(xxiii) above.

7.	INDEMNITY BY THE VENDORS

The Vendors hereby undertakes to the Purchaser and its successors in title that the Vendors shall indemnify and keep fully indemnified and hold harmless the Purchaser (and its directors, officers, representatives, agents and advisers) from and against any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable legal fees and disbursements) based upon or arising out of:

(i)	a breach by the Vendors of his representations, warranties, undertakings, covenants and indemnities contained in this Agreement;

(ii)	any failure by the Vendors to perform his obligations, undertakings or agreements contained in this Agreement;

(iii)	any claim by any third party with respect to the Target as a result of any antecedent breach of or non-compliance with any aspect of the applicable laws, regulations, statutes, codes, ordinances or other regulatory requirements (which include, but not limited to, areas of corporate governance, environment and taxation), contracts, agreements, undertakings, commitments, guarantees, indemnities or obligations occurring prior to the Completion Date, whether or not such incidents of antecedent breach or events of non-compliance have been uncovered by the Purchaser’s Due Diligence Investigations; or

(iv)	all transactions effected, deemed to have been effected or entered by the Target, howsoever arising, whether before, on or after the execution of this Agreement, until the Completion Date,

and such indemnity shall include all reasonable costs and expenses properly incurred by the Purchaser in connection with a reasonable and successful claim under this Clause 7.

8.	COMPLETION

8.1	Subject to the satisfaction of Clause 3.1, Completion shall take place on the Completion Date at such place as the Purchaser and the Vendors may agree in writing.

8.2	On Completion, the Vendors shall:

(i)	deliver to the Purchaser the items set out in Paragraph 1 of Schedule 2 of this Agreement; and

(ii)	unconditionally, irrevocably and absolutely assign to the Purchaser, effective on and from Completion, all of the Sale Debts, free from all Encumbrances, and the Purchaser accepts such assignment.

8.3	The Parties agree that effective on and from Completion, the Vendors shall forthwith not be entitled to bring forth any claim(s) in relation to the Sale Debts.

8.4	The Vendors hereby covenants, undertakes and agrees that on Completion, save for the Sale Debts, the Target shall be free from any loan obligations and there are no liabilities or debts of the Target of any kind whatsoever.

8.5	On Completion, and against compliance by the Vendors with Clauses 3.1 and 8.2 above, the Purchaser shall deliver to the Vendors the items set out in Paragraph 2 of Schedule 2 of this Agreement. For the avoidance of doubt, the Purchaser shall not be obliged to perform any of its obligations under this Clause 8.5 unless the Vendors complies with its obligations under Clauses 3.1 and 8.2 above.

8.6	If a Party fails to comply with its obligations under Clause 8.2 or 8.5 above, the Vendors (in the case of non-compliance by the Purchaser) or the Purchaser (in the case of non-compliance by the Vendors) shall be entitled, in addition to and without prejudice to all other rights and remedies available to it, including the right to claim damages, to:

(i)	elect to terminate the Agreement;

(ii)	effect Completion so far as practicable having regard to the defaults which have occurred and subject to any terms and conditions which the Parties may agree in writing; or

(iii)	fix a new date for Completion (not being more than 20 Business Days after the initial Completion Date) or such later date as the Parties may be mutually agree in writing in which case the provisions of this Clause 8 shall apply to Completion as so deferred but provided such deferral may only occur once.

8.7	If a Party terminates this Agreement pursuant to Clause 8.6(i), each Party’s further rights and obligations shall cease immediately upon termination, but termination shall not affect a Party’s accrued rights and obligations as at the date of termination.

8.8	Within five (5) Business Days after Completion, the Vendors shall send to the Purchaser at a location to be nominated by the Purchaser in writing, the company chop(s) and common seal(s) of the Target, all books, records, correspondence, files, memoranda, documents and/or information relating, in whole or in part, to the Target which are not kept at the premises of the Target and which are not otherwise required to be delivered at Completion.

9.	TERMINATION

9.1	This Agreement may be terminated by the following Party by written notice to the other Party prior to Completion as follows:

(i)	at the election of the Purchaser in accordance with Clause 5.4;

(ii)	at the election of the Purchaser in accordance with Clause 8.6; or

(iii)	at the election of the Purchaser, if the Vendors has not satisfied all the conditions precedent by the Long Stop Date or breached any representation, warranty, undertaking, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by Completion Date.

In such event, the Parties agree that notwithstanding Clause 16, all Costs and Expenses related to the transactions contemplated under this Agreement, including but not limited to legal costs incurred in the preparation of this Agreement and the professional fees in relation to the transactions contemplated under this Agreement shall be borne by the Vendors.

9.2	If this Agreement so terminates, it shall become null and void and shall have no further force or effect, provided that the termination of this Agreement shall not in any way or manner affect or prejudice the rights or liabilities by any Parties accrued or incurred prior to the termination of this Agreement.

10.	NON-COMPETE AND NON-SOLICITATION

10.1	The Vendors hereby agrees and undertakes that he shall not, directly or indirectly, either alone or jointly with any other person or on behalf of any person, do or permit to be done, the following without obtaining the prior written approval or consent of the Purchaser:

(i)	engage in any other business or be concerned or interested in any other business which is similar to or competes with any business being carried on by the Target;

(ii)	make use of any business opportunity relating to the business of the Target that the Vendors are aware of, which should be presented to the Target, for the benefit of himself, without first informing the Target of the said business opportunity and providing such information as he is aware for the Target to evaluate the business opportunity; and

(iii)	solicit or entice away or endeavour to solicit or entice away or assist any person to solicit or entice away any customer of the Target (the “Target’s Customer”), for the purpose of offering to the Target’s Customer, goods or services similar to or competing with the business of the Target.

10.2	The restrictions contained above shall be construed as separate and independent restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.

10.3	The Vendors hereby agrees and acknowledges that, having regard to all the circumstances, the restrictions contained in this Clause 10 are reasonable and necessary for the protection of the legitimate interest of the Purchaser.

10.4	This Clause 10 shall apply during the period commencing from the date of this Agreement and ending on the date falling twelve (12) months after Completion Date.

11.	CONFIDENTIALITY

11.1	Each Party shall keep strictly confidential the negotiations and term sheet relating to this Agreement, the existence of this Agreement and its contents, and each Party shall not disclose the same to any other person without the prior written consent of the other Parties, other than to its holding company, its directors, key employees and advisers and the directors, employees and advisers of its holding company on a strictly need to know basis, or when required under the applicable laws or regulations (including without limitation, the regulations of any regulatory authority).

11.2	Save as provided in this Clause 11, no press release or public announcement relating to any matter in this Agreement shall be issued or made by or on behalf of any Party without the written consent of the other Party and Kandal M Venture Limited (which shall not be unreasonably withheld).

11.3	On the date hereof or promptly thereafter, Kandal M Venture Limited and the Vendors may issue a press release and Kandal M Venture Limited may furnish a current report on Form 6-K to the SEC which exhibits such press release. Kandal M Venture Limited shall also be entitled to file a copy of this Agreement as an exhibit to its filings with SEC or other regulators, or to the extent required by applicable law.

11.4	All communications between the Parties, all information and other material supplied to or received by any of them from the other which is either designated confidential or by its nature intended to be confidential, and all information concerning the business transactions or the financial arrangements of the Parties shall be kept confidential by the recipient:

(i)	unless or until it is, or part of it is, in the public domain (save where such information has become known to the public by reason of any wilful or negligent act or omission of the recipient or its representatives), whereupon to the extent that it is part of the public domain, the obligation under this Clause 11 shall cease; or

(ii)	unless such information is required to be disclosed pursuant to judicial proceedings, any applicable laws, or rules and regulations of any regulatory authority or an internationally recognised stock exchange.

11.5	Nothing herein shall in any way restrict or prohibit the Parties from complying with any disclosure obligations prescribed by any relevant applicable law or regulation (including stock exchange regulation) in any jurisdiction.

11.6	Each Party’s obligations under this Clause 11 shall enure, even after the termination of this Agreement, without limit in point of time.

12.	WAIVER

No waiver by any Party shall be effective unless made in writing. No failure, delay or forbearance on the part of any Party in exercising any right or power under this Agreement shall operate as a waiver thereof, and no waiver by any Party of any breach of any term or condition in this Agreement by the other Party shall constitute a continuing waiver or prejudice the rights of the non-breaching Party in respect of any other or subsequent breach of any term or condition in this Agreement.

13.	CONTINUING EFFECT OF AGREEMENT

All provisions of this Agreement shall not, so far as they have not been performed at Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed.

14.	NO ASSIGNMENT

None of the Parties may assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their successors and permitted assigns.

15.	TIME OF ESSENCE

Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties hereto but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

16.	COSTS AND TAXATION

16.1	Subject to Clause 16.2, each Party shall bear and be responsible for its respective Costs and Expenses incurred in relation to the negotiation, preparation and implementation of this Agreement.

16.2	Notwithstanding Clause 16.1 above, any stamp duty payable on the sale and purchase of the Sale Shares shall be borne by the Purchaser. The Purchaser shall be responsible for arranging the payment of such stamp duties, including fulfilling any administrative or reporting obligations imposed by applicable laws and regulations in connection with such payment.

17.	NOTICES

17.1	Any notice, communication or demand required to be given, made or served under this Agreement shall be in writing in the English language and delivered by hand or sent by prepaid registered post or by electronic e-mail to the intended recipient thereof at the following address or e-mail address or to such other address or e-mail address as may from time to time be notified (in accordance with this clause) by the relevant Party to the other Party:

Purchaser	:	MIAO Duncan dmiao@ffml.com.hk 7A&B Celestial Garden, 5 Repulse Bay Road, Hong Kong
Vendors	:	MIAO Tai Wai, David davidmiao@ffml.com.hk Flat A, 27/F, Broadwood Park, 38 Broadwood Road, Happy Valley, Hong Kong MIAO Duncan dmiao@ffml.com.hk 7A&B Celestial Garden, 5 Repulse Bay Road, Hong Kong

17.2	Any such notice, communication or demand shall be deemed to have been duly served (if given or made by electronic e-mail) immediately on such transmission or (if given or made by prepaid registered post) two (2) days after posting and in proving the same, it shall be sufficient to produce the electronic e-mail report or to show that the envelope containing the same was duly addressed, stamped and posted.

18.	FURTHER ASSURANCE

The Parties shall execute and do and procure all other persons if necessary, to execute and do all such further deeds, assurances, acts and things as may be reasonably required whether before or after Completion so that full effect may be given to the terms and conditions of this Agreement.

19.	SEVERABILITY

19.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

19.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 19.1 above, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 19.1 above, not be affected.

20.	COUNTERPARTS

This Agreement may be entered into by the Parties in separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Party.

21.	ENTIRE AGREEMENT

21.1	This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior oral and written agreements, memoranda, understandings, undertakings, representations and warranties between the Parties relating to the subject matter of this Agreement.

21.2	Each Party acknowledges to the other Party (and shall execute this Agreement and any documents in the agreed form in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the representations and/or warranties as contracted herein.

22.	AMENDMENTS AND VARIATIONS

No amendment or variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid and effective, unless it is amended or varied in writing and signed by or on behalf of each of the Parties.

23.	CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

Nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement for the purposes of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) and any
re-enactment thereof, the application of which legislation is hereby expressly excluded.

24.	GOVERNING LAW AND JURISDICTION

24.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

24.2	Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES GIVEN BY THE VENDORS UNDER CLAUSE 5.1

The Vendors (in relation to him, the Sale Shares, the Sale Debts and the Target) represents and warrants to and undertakes with the Purchaser (with the intent that the provisions set out herein shall continue to have full force and effect notwithstanding Completion) as follows:

1.	Authority and Capacity

1.1	The Vendors has the legal right and full power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement which, when executed, will constitute valid and binding obligations on it enforceable against it in accordance with the terms and conditions of this Agreement.

1.2	All actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents or licences or the making of any filing or registration) in order (i) to enable the Vendors lawfully to enter into, exercise his rights and perform or comply with his obligations under this Agreement, (ii) to ensure that those obligations are valid, legally binding and enforceable, and (iii) to make this Agreement admissible in evidence in the courts of Hong Kong, have been taken, fulfilled and done.

1.3	The Vendor’s entry into, exercise of his rights and/or performance of or compliance with his obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by, or give any third party a right to terminate or modify or result in the creation of any Encumbrance under (i) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which he is subject; or (ii) any agreement, instrument or document to which he is a party or which is binding on himself or on his assets or undertakings.

2.	Sale Shares and Sale Debts

2.1	As at the date of this Agreement, the Sale Shares are authorised, properly and validly issued and allotted, and are each fully paid-up and rank pari passu in all respects inter se with all other ordinary shares of the Target.

2.2	The Vendors are the lawful and beneficial owner of, and have good and marketable title to, the respective Sale Shares which are registered in the Vendor’s name and that the Vendors will on Completion be able to procure the transfer of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party.

2.3	The Vendors are the lawful and beneficial owner of the Sale Debts and that the Vendors will on Completion be able to assign the Sale Debts to the Purchaser on the terms of this Agreement without the consent of any third party.

2.4

The Sale Shares are or will on Completion be free from all and any Encumbrances or any arrangements or obligations to create any Encumbrances whatsoever with all rights and benefits attaching thereto and no person has or shall have any right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the Sale Shares under any option or other agreement (including conversion rights and rights of pre-emption).

2.5	The Sale Debts are or will on Completion be free from all and any Encumbrances or any arrangements or obligations to create any Encumbrances whatsoever with all rights and benefits attaching thereto.

3.	The Target

3.1	The Target is a company duly incorporated and validly existing under its laws of incorporation.

3.2	All consents, approvals and waivers for the transfer of the Sale Shares and the assignment of the Sale Debts have been obtained or will be obtained by Completion.

3.3	The Target does not have any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

3.4	The Target has not been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets, during the last five years and no such restructuring is currently taking place or envisaged.

3.5	The registers, statutory books, books of account and other records of whatsoever kind of each of the Target:

(i)	are up-to-date;

(ii)	are maintained in accordance with applicable laws and regulations on a proper and consistent basis;

(iii)	contain complete and accurate records of all matters required by applicable laws and regulations to be included in such books and records; and

(iv)	have attached to them copies of all such resolutions and agreements as are required by applicable laws and regulations to be delivered to the relevant authority and all other resolutions passed by the Target or any class of members or shareholders, other than resolutions relating to ordinary business at any annual general meeting.

3.6	All registers, books and records referred to in paragraph 3.5 and all other documents (including documents of title and copies of all past and subsisting agreements to which the Target is a party) which are the property of the Target or ought to be in its possession are in the possession (or under the control) of the Target and no notice or allegation that any of such registers, books and records is incorrect or should be rectified has been received.

3.7	All financial statements, documents and returns required by applicable laws and regulations to be delivered or made to the relevant authority have been duly and correctly delivered or made on a timely basis.

4.	Supply of Information

4.1	All information contained in this Agreement and all other information which has been given in writing or made available by or on behalf of the Vendors to the Purchaser or any of its agents, employees or professional advisers in the course of negotiations leading to this Agreement, or for the purpose of the Purchaser’s Due Diligence Investigations was, when given, complete, true and accurate in all respects, not misleading and there are no omissions and the Vendors are not aware of any facts, matters or circumstances not disclosed in writing to the Purchaser which renders any such information incomplete, untrue, inaccurate or misleading in all respects.

4.2	The documents reviewed by the Purchaser and/or its professional advisers during the course of the Purchaser’s Due Diligence Investigations comprise all the material contracts, agreements and licences which the Target has entered into, or has been issued with, in connection with its business.

4.3	The Vendors has disclosed all matters and information which might materially and adversely affect the business, condition (financial or otherwise), assets, prospects, performance, financial position, results or operations of the Target or which might otherwise reasonably affect the willingness of the Purchaser to enter into this Agreement.

5.	Financial Matters

5.1	No guarantee, mortgage, charge, pledge, lien, assignment, undertakings or other security agreement or arrangement has been given by or entered into by the Target or any third party in respect of borrowings or other obligations of the Target.

5.2	Save for the Sale Debts, there is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between the Target and the Vendors or any person connected with the Vendors.

5.3	Save for the Sale Debts, there are no liabilities or debts of the Target of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

6.	Litigation

6.1	The Target is not at present engaged, whether as plaintiff or defendant or otherwise in any legal action, proceedings, claim, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of business, if any), and there are no such legal action, proceeding, claim, suit, litigation, prosecution, investigation, enquiry or arbitration which is pending or threatened by or against the Target (or any person for whose acts or defaults the Target may be vicariously liable), whether within or outside of Hong Kong.

7.	Insolvency

7.1	No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Target (or other process whereby the business of the Target is terminated and the assets of the Target are distributed among the creditors and/or shareholders or other contributories), and there are no cases or proceedings under any applicable insolvency, reorganisation or other similar laws, whether within or outside of Hong Kong concerning the Target and no events have occurred which, under applicable laws in Hong Kong or elsewhere to which the Target is subject, would justify any such cases or proceedings.

7.2	No petition has been presented or other proceedings have been commenced for an administration or judicial management order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the Target is managed by a person appointed for the purposes by a court, government agency or similar body) in relation to the Target, nor has any such order been made whether within or outside of Hong Kong.

7.3	No receiver (including an administrative receiver), liquidator, judicial manager, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of the Target and no step has been taken for or with a view to the appointment of such person whether within or outside of Hong Kong.

7.4	No creditor of the Target has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of the Target or is likely to do so in the immediate future.

7.5	The Target is not in default of any of its obligations in relation to any of the financial facilities.

7.6	The Target has not, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

8.	Taxation

8.1	All returns, computations, notices and information which are or have been required to be made or given by the Target for any Taxation purpose (i) have been made or given within the requisite periods (or within permitted extensions of such periods) and on a proper basis and are up-to-date and correct; and (ii) none of them are, or likely to be, the subject of any dispute with the relevant tax authorities.

8.2	All taxes assessed or imposed by any government or governmental or statutory body which have been assessed upon the Target and which are due and payable on or before the Completion Date have been paid and were paid on or before the relevant due date for payment. There is no further liability or contingent liability for Taxation otherwise than as a result of trading activities in the ordinary course of business.

9.	Compliance with Laws

9.1	The Target has carried on and is carrying on its business and operations such that there have been no breaches of applicable laws and regulations in Hong Kong and all countries in which it operates, and there have not been any prior and/or current breaches by the Target of its constitutional documents and there has not been any prior and/or current investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against the Target or any person for whose acts or defaults it may be vicariously liable, nor is there any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, or constitutional document, or requiring it to take or omit any action in Hong Kong and all countries in which it operates.

10.	Licenses and Permits

10.1	All statutory, municipal and other licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (“Licences”) necessary or desirable for the carrying on of the business and operations of the Target in Hong Kong and all countries in which it operates, are in full force and effect and all conditions applicable to any such Licences have been and are being complied with. There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any of the Licences in Hong Kong and all countries in which it operates, and none of the Licences has been breached or is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into this Agreement or Completion or otherwise).

11.	Effect of sale of Sale Shares and the Sale Debts

11.1	Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default or potential event of default under any agreement or instrument to which the Target is now a party or any loan to or mortgage created by the Target or relieve any other party to a contract with the Target of obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice.

11.2	Compliance with this Agreement also does not and will not conflict with or result in the breach of or constitute a default or potential event of default under applicable laws and regulations in Hong Kong and all countries in which the Target operates.

12.	Title to Assets

12.1	All assets of the Target, including all debts due to the Target which are included in the unaudited management accounts of the Target as at 30 September 2025 (the “Management Accounts”) or have otherwise been represented as being the property of or due to the Target or used or held for the purposes of its business, are the absolute property of the Target, and save for those subsequently disposed of or realised in the ordinary course of business, none is the subject of any assignment or Encumbrances (except liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire purchase, conditional sale or credit sale agreement.

12.2	All such assets are, where capable of possession, in the possession of or under the control of the Target or the Target is entitled to take possession or control of such assets, whether such assets are situated within or outside of Hong Kong.

13.	Sufficiency of Assets

13.1	The property, rights and assets owned or leased by the Target and the facilities and services to which the Target has a contractual right comprise all the property, rights, assets, facilities and services necessary or convenient for the carrying on of the business of the Target in and to the extent to which it is presently conducted.

14.	Insurance

14.1	Where applicable, the Target maintains all mandatory commercial insurance coverage that it is required to hold under current laws for the purposes of its business and operations.

14.2	No insurance claim is outstanding and no circumstances exist which are likely to give rise to any insurance claim.

15.	Accounts

15.1	The Management Accounts have been and will be prepared in accordance with applicable laws and on a consistent basis in accordance with accounting principles, standards and practices generally accepted as at the date of this Agreement, including but not limited to the relevant financial reporting standards, so as to give a true and fair view of the assets, liabilities and state of affairs of the Target and of the profits and losses and cash flows of the respective periods concerned.

15.2	The Management Accounts were, when given, complete, true and accurate in all respects, not misleading and there are no omissions and the Vendors are not aware of any facts, matters or circumstances not disclosed in writing to the Purchaser which renders the Management Accounts incomplete, untrue, inaccurate or misleading in all respects.

16.	Anti-Competition

16.1	The Target has not entered into any agreements, contracts or arrangements with any of its competitors, customers or suppliers which are anti-competitive.

17.	Environmental

17.1	The Target is not required to obtain any environmental licences, permits, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities for the carrying on of its business and operations in Hong Kong to comply with applicable environmental laws and regulations.

SCHEDULE 2

COMPLETION OBLIGATIONS

1.	The Vendor’s Completion Obligations

On Completion, the Vendors shall deliver or make available to the Purchaser the following:

(a)	evidence of the fulfilment of the conditions precedent under Clause 3.1 of this Agreement, save for conditions precedent waived by the Purchaser under Clause 3.2 of this Agreement, in such form and substance reasonably satisfactory to the Purchaser;

(b)	originals of the share transfer forms in respect of the Sale Shares, duly executed by the Vendors in favour of the Purchaser, accompanied by originals of the share certificates in respect of the Sale Shares in the name of the Vendors for cancellation or an indemnity, in agreed form, for any lost or damaged certificates;

(c)	originals of the new share certificates in respect of the Sale Shares in favour of the Purchaser issued by the Target;

(d)	such documents as may be prescribed by the relevant regulatory authority from time to time for the purpose of assessing the stamp duty payable on the sale and purchase of the Sale Shares;

(e)	certified true copies of the resolutions passed by the board of directors and/or the shareholders of the Target in connection with this Agreement and the transactions contemplated herein, including but not limited to:

(i)	the appointment of the Purchaser’s nominees to the board of the Target and a new company secretary of the Target with effect from Completion Date;

(ii)	the transfer of the Sale Shares and the assignment of the Sale Debts to the Purchaser;

(iii)	the cancellation of old share certificates in respect of the Sale Shares in the name of the Vendors and the issuance of new share certificates in respect of the Sale Shares in favour of the Purchaser;

(iv)	the lodgement of the required statutory returns with the relevant regulatory authority and the registration of the Purchaser in the register of members of the Target as the holder of the Sale Shares; and

(v)	the revocation of all existing authorities given to authorised personnel for the operation of bank accounts of the Target and the authorisation of new authorised personnel as nominated by the Purchaser and/or the Purchaser’s nominees to operate such bank accounts,

(f)	such waivers, consents, approvals, documents, opinions and certificates as may be necessary to enable the Purchaser to be registered as holder of the Sale Shares and the Sale Debts, including but not limited to waiver of any pre-emption rights as may be prescribed by the Constitution or otherwise; and

(g)	evidence of the lodgement of the required statutory returns with the relevant regulatory authority and the registration of the Purchaser in the register of members of the Target as the holder of the Sale Shares.

2.	The Purchaser’s Completion Obligations

On Completion, and against compliance by the Vendors with Clause 8.2 of this Agreement, the Purchaser shall deliver or make available to the Vendors the following:

(a)	certified true copies of the resolutions passed by the board of directors and/or the shareholders of the Purchaser in connection with this Agreement and the transactions contemplated herein;

(b)	evidence of the payment of the Consideration; and

(c)	any other documents to be delivered by the Purchaser at Completion.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first written above.

THE PURCHASER

SIGNED by Miao Duncan On behalf of Padachi M Venture Ltd	) ) ) )	/s/ Miao Duncan

SIGNED by Miao Tai Wai, David On behalf of Padachi M Venture Ltd	) ) ) )	/s/ Miao Tai Wai, David

THE VENDORS

SIGNED by Miao Duncan	) ) ) )	/s/ Miao Duncan

SIGNED by Miao Tai Wai, David	) ) ) )	/s/ Miao Tai Wai, David